CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust of the SilverPepper Merger Arbitrage Fund, SilverPepper Commodity Strategies Global Macro Fund and SilverPepper Long/Short Emerging Markets Currency Fund, each a series of Investment Managers Series Trust and to the use of our report dated August 29, 2022 on the financial statements and financial highlights of the SilverPepper Merger Arbitrage Fund and SilverPepper Commodity Strategies Global Macro Fund. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement. We also consent to the references to us in the Prospectus and in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 24, 2022